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                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
SCM Microsystems, Inc.:


The audits referred to in our report dated March 31, 1997, except as to Note 10 which is as of September 5, 1997 included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the registration statement.

KPMG Peat Marwick LLP

Palo Alto, California

September 5, 1997